Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 1-09100) of Gottschalks Inc. of our report dated May 30, 2002, with respect to the financial statements of the Gottschalks Inc. Retirement Savings Plan included in this Annual Report on Form 11-K.

By /s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 28, 2002